BofI Federal Bank® Announces Expansion of H&R Block®-Branded Financial Products

San Diego, CA - (BUSINESS WIRE) - October 26, 2016 - BofI Federal Bank ("BofI"), the banking subsidiary of BofI Holding, Inc. (NASDAQ: BOFI) has entered into agreements with certain H&R Block entities, MetaBank, and Specialty Consumer Services to perform certain disbursement and repayment services and provide up to $700 million of funding of interest-free Refund Advance loans to tax preparation customers in H&R Block’s retail locations for the 2017 tax season. These agreements add another new product to the continuing collaboration between BofI Federal Bank and H&R Block.

“The expansion of our relationship with H&R Block is the result of our prior collaborative success,” stated Greg Garrabrants, President and Chief Executive Officer of BofI Federal Bank. Mr. Garrabrants continued, “We are proud to have been selected by H&R Block to participate in offering this innovative consumer-friendly, interest-free loan to its customer base.”

“We are excited to offer the Refund Advance to our retail tax preparation clients in the up-coming tax season and I am confident that BofI Federal Bank will continue to be a reliable partner as we expand the scope of our financial services product offerings,” said Greg Macfarlane, Senior Vice President, U.S. Retail Products and Operations, H&R Block.

This year, BofI will also be the provider of Individual Retirement Accounts offered to H&R Block tax clients through Block’s approximately 10,000 company-owned and franchise retail locations in the U.S. These two new products, IRAs and the Refund Advance, will be offered for the 2017 tax season in addition to the three existing financial services products, Emerald Prepaid Master Card®, Refund Transfer and Emerald Advance®, all offered by BofI Federal Bank during the 2016 tax season.

About BofI Holding, Inc. and BofI Federal Bank

BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $7.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

About H&R Block®

H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2016, H&R Block had annual revenues of over $3 billion with 23.2 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.